                                   EXHIBIT 11

              The Goodyear Tire & Rubber Company and Subsidiaries
                       Computation of Earnings per Share



     Set forth below are computations, on a primary basis and on a fully diluted basis in accordance with subparagraph (b) (11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock, without par value, of Registrant.




(Dollars in millions, except per share)                     Three Months Ended
                                                                  March 31,
                                                              1996         1995
                                                           ---------     ---------
Primary:
Net Income                                                    $151.8        $133.3

Adjusted average number of
  shares outstanding                                     156,218,470   152,686,846

Primary earnings per share                                     $0.97         $0.88





Fully Diluted:

Net Income                                                    $151.8        $133.3

Adjusted average number
  of shares outstanding                                  156,554,062   152,759,788


Fully diluted earnings per share                               $0.97         $0.87




     The foregoing computations do not reflect any significant potentially dilutive effect Registrant's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any such shares of either Series A Preferred Stock or Common Stock of Registrant are issued upon the exercise of such Rights. Reference is made to Note 18, captioned "Preferred Stock Purchase Rights Plan", in the Notes to Financial Statements set forth in Item 8 of the Registrant's Annual Report on form 10-K for the year ended December 31, 1995 at page 49.





                                   X - 11 - 1